Exhibit 99.1

        Cherokee International Reports Second Quarter Results

    TUSTIN, Calif.--(BUSINESS WIRE)--Aug. 4, 2005--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced its financial results for the quarter ended June 30, 2005.
    Net sales for the second quarter of 2005 totaled $31.0 million, down 19.8% compared to $38.6 million for the second quarter in 2004. Net loss for the second quarter of 2005 was $1.8 million, or $0.09 per diluted share, compared to net income of $4.4 million, or $0.22 per diluted share, for the second quarter a year ago.
    As anticipated, second quarter sales were impacted by softness in the telecom market segment in Western Europe. Sales for the quarter were also negatively affected by a weaker Euro.
    Second quarter operating results include a $0.4 million charge for severance related costs and approximately $0.5 million of higher-than-expected materials logistics costs experienced during the quarter. General and administrative expenses for the second quarter and six months in 2005 reflect significantly higher professional fees associated with Sarbanes-Oxley compliance.
    "While the telecom end market was soft during the quarter, we did experience increased demand from our server and storage customer base," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "We also recorded 32 design wins across a number of customer applications, and we expect a number of new programs from prior design wins to begin ramping production later this year. In June, we began construction of our new facility in China, which is still expected to be operational by the first quarter of 2006."
    "While our operating results for the quarter were lower than expected, our financial position remains strong, with $14.5 million of cash plus additional borrowing capacity under our credit lines to support our expansion into China and other capital requirements," commented Van Holland, Chief Financial Officer.
    For the six months ended June 30, 2005, net sales totaled $63.0 million, compared to $75.5 million for the same period in 2004. Net loss for the six months ended June 30, 2005 was $1.1 million, or $0.06 per diluted share, compared to net income of $6.5 million, or $0.42 per diluted share, for the six months ended June 30, 2004. Results for the six months in 2005 include a gain from insurance proceeds of $2.5 million related to a fire in January 2004 at the Company's operation in Europe.
    Looking ahead, the Company expects third quarter sales to reflect seasonally slow demand in Europe, combined with continued softness in the telecom market segment. In addition, the Company has been experiencing delays from some customers in the start-up of new programs originally scheduled for production in the second and third quarters of this year. As a result, the Company anticipates that net sales for the third quarter will decline sequentially from the second quarter, followed by sequentially higher sales in the fourth quarter due to an expected improvement in market conditions and revenue contributions from new programs.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's Web site at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's Web site immediately following the call.
    Investors who prefer to dial into the conference may call 866-770-7051 or 617-213-8064 for International callers. The passcode for both is 95588773. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-286-8010, and 617-801-6888 for International callers. The passcode for the telephone replay is 18416153. The telephone replay will be available through August 11, 2005.

    About Cherokee International

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
            Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                     Three Months       Six Months
                                         Ended             Ended
                                   June 30, June 30, June 30, June 30,
                                     2005     2004     2005     2004

Net sales                          $30,992  $38,622  $63,002  $75,454
Cost of sales                       24,680   26,270   49,048   51,179
    Gross profit                     6,312   12,352   13,954   24,275
Operating Expenses:
    Engineering and development      2,350    2,335    4,706    4,666
    Selling and marketing            2,040    2,000    4,002    3,830
    General and administrative       2,956    2,014    6,176    4,101
    Gain from insurance proceeds         -        -   (2,490)       -
    Total operating expenses         7,346    6,349   12,394   12,597
    Operating income (loss)         (1,034)   6,003    1,560   11,678

Interest expense                      (698)    (715)  (1,392)  (3,796)
Other income (expense), net             52      (50)      25      (53)
Income (loss) before income taxes   (1,680)   5,238      193    7,829
Provision for income taxes              93      869    1,341    1,300
Net income (loss)                  $(1,773)  $4,369  $(1,148)  $6,529

Income (loss) per share:
    Basic                           $(0.09)   $0.23   $(0.06)   $0.46
    Diluted                         $(0.09)   $0.22   $(0.06)   $0.42

Weighted average shares
 outstanding:
    Basic                           19,221   19,182   19,214   14,241
    Diluted                         19,233   19,710   19,286   17,819


                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                                June 30,  December 31,
                                                  2005        2004
 ASSETS

 Current Assets:
 Cash and short-term investments                 $14,513      $18,763
 Accounts receivable, net                         24,445       27,929
 Inventories, net                                 28,349       28,278
 Prepaid expenses and other current assets         1,493        2,056
     Total current assets                         68,800       77,026

 Property and equipment, net                      15,979       15,028
 Goodwill and other assets, net                    7,986        7,758
                                                 $92,765      $99,812

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable and accrued liabilities        $23,495      $26,782
     Total current liabilities                    23,495       26,782

 Long-term debt, net of current portion           46,630       46,630
 Other long-term obligations                       4,026        4,266
 Stockholders' equity                             18,614       22,134
                                                 $92,765      $99,812

    CONTACT: Cherokee International Corporation
             Van Holland, 714-508-2043
             van.holland@cherokeepwr.com
             or
             Investor Relations, 714-508-2088
             info@cherokeepwr.com